Exhibit 3.38

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEOSPINE SURGERY OF PUYALLUP, LLC

This Limited Liability Company Agreement (the “Agreement”) of NeoSpine Surgery of Puyallup, LLC, a Delaware limited company (the “Company”), is entered into by and between NeoSpine Surgery, LLC (the “Member”) and the Company, effective as of October 14, 2005.

WHEREAS, the Member desires to set forth herein its relationships, rights, obligations and agreements with respect to the Company and the governance thereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                            Organization. On October 6, 2005, the Company was formed as a Delaware limited liability company following the filing of a certificate of formation in the office of the Secretary of State of Delaware (the “Certificate”).

Section 2.                                            Registered Office: Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other person as the Member may designate from time to time in the manner provided by law. The principal office of the Company will be at such location as the Member may designate from time to time, which need not be in the State of Delaware.

Section 3.                                            Powers. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

Section 4.                                            Authorized Persons. Each of Matthew R. Burnstein and David Cheek is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate, and the Member hereby ratifies and approves any prior actions taken by such individual(s) in connection with any of the foregoing and discharges such individual(s) from any further obligations, duties or liabilities to the Company as an authorized person.

Section 5.                                            Term. The Company commenced on the date the Certificate was filed with the Secretary of State of Delaware, and will continue in existence until terminated pursuant to this Agreement.

Section 6.                                            Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes will end on December 31st unless otherwise determined by the Member.

Section 7.                                            Member. The Member owns 100% of the limited liability company interests in the Company.

Section 8.                                            Address. The address of the Member is set forth below:

40 Burton Hills Boulevard, Suite 320
Nashville, TN 37215

Section 9.                                            New Members. No person may be admitted as a member of the Company without the approval of the Member.

Section 10.                                      Liability to Third Parties. The Member will not have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise.

Section 11.                                      Capital Contributions. The Member will not be required to make any additional capital contributions to the Company except as may otherwise be agreed to by the Member.

Section 12.                                      Capital Accounts. A capital account will be maintained for the Member in accordance with the Treasury Regulations promulgated under Section 704(b) of the Internal Revenue Code of 1986, as amended, and will consist of the sum of the contributions of the Member to the capital of the Company, plus its share of the profits of the Company, less its share of any losses of the Company, and less any distributions to or withdrawals made by or attributed to it from the Company.

Section 13.                                      Distributions. Distributions will be made by the Company to the Member at such times as may be determined by the Member.

Section 14.                                      Management. The power and authority to manage, direct and control the Company will be vested solely in the Member.

Section 15.                                      Managers. The Member may, from time to time, designate one or more individuals to be managers of the Company, with such titles as the Member may assign to such individuals. The initial managers of the Company will be a President and a Secretary, as more specifically provided below. Managers so designated will have such authority and perform such duties as the Member may from time to time delegate to them. Any number of manager positions may be held by the same individual. Any manager may resign as such at any time by providing written notice to the Company. Any manager may be removed as such, either with or without cause, by the Member, in its sole discretion. Any vacancy occurring in any manager position of the Company may be filled by the Member. The managers of the Company, if and when designated by the Member, will have the authority, acting individually, to bind the Company.

Section 16.                                      President. The Member hereby designates Rock A. Morphis as the “President” of the Company. The President will, subject to the control of the Member, have general supervision, direction and control of the business and affairs of the Company. Subject to the control of the Member, the President will have the general powers and duties of management usually vested in the office of president and chief executive officer of corporations, and will have such other powers and duties as may be prescribed by the Member.

Section 17.                                      Secretary. The Member hereby designates David Cheek as the “Secretary” of the Company. The Secretary will, subject to the control of the Member, prepare and keep the minutes of the proceedings of the Company in books provided for that purpose, see that all notices are duly given in accordance with the provisions of the Act, be custodian of the Company records, and will have the general powers and duties usually vested in the office of secretary of corporations, and will have such other powers and duties as may be prescribed by the Member.

Section 18.                                      Indemnification. The Company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager of the Company against expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the foil extent permitted by applicable law. The right to indemnification conferred in this Section 18 includes the right of such individual to be paid by the Company the expenses incurred in defending any such action in advance of its final disposition (an “Advancement of Expenses”): provided, however, that the Company will only make an Advancement of Expenses upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under this Section 18 or otherwise.

Section 19.                                      Tax Matters Partner. The Member will be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.

Section 20.                                      Dissolution. The Company will dissolve and its affairs will be wound up as may be determined by the Member, or upon the earlier occurrence of any other event causing dissolution of the Company under the Act. In such event, the Member will proceed diligently to wind up the affairs of the Company and make final distributions, and will cause the existence of the Company to be terminated.

Section 21.                                      Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument that is executed by the Member.

Section 22.                                      Binding Effect. This Agreement will be binding on and inure to the benefit of the Member and its successors and assigns.

Section 23.                                      Governing Law. This Agreement is governed by and will be construed in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[signature page to Limited Liability Company Agreement]

IN WITNESS THEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

COMPANY:

NEOSPINE SURGERY OF PUYALLUP, LLC

By:	/s/ David Cheek
Name:	David Cheek
Its:	Secretary

MEMBER:

NEOSPINE SURGERY, LLC

By:	/s/ David Cheek
Name:	David Cheek
Its:	Secretary